UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JOHN H. HARLAND COMPANY
(Exact name of registrant as specified in its charter)

Georgia	58-0278260
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2939 Miller Road Decatur, Georgia	30035
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights, expiring July 5, 2009	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on July 1, 1999, by John H. Harland Company, a Georgia corporation (“Harland”), as set forth below.

Item 1.           Description of Registrant’s Securities to be Registered.

On December 19, 2006, Harland, M&F Worldwide Corp. (“M&F”) and a wholly owned subsidiary of M&F (“Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Under the Merger Agreement, Sub will be merged with and into Harland (the “Merger”), with Harland continuing after the Merger as the surviving corporation and as a wholly owned subsidiary of M&F.

Prior to entering into the Merger Agreement, Harland entered into an Amendment No. 2 to the Rights Agreement (related to Harland’s common stock, par value $1.00 per share), dated as of December 17, 1998 (as amended on October 13, 2006) (the “Rights Agreement”), by and between Harland and Wells Fargo Bank, N.A., a national banking association, as rights agent, with the purpose and intent of rendering the Rights Agreement inapplicable to the Merger and other transactions contemplated under the Merger Agreement. The foregoing description of the amendment to the Rights Agreement is not complete and is qualified in its entirety by reference to Amendment No. 2 to the Rights Agreement, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.           Exhibits.

Exhibit No.	Description

4.1

Amendment No. 2 to Rights Agreement, dated as of December 19, 2006, to the Rights Agreement, dated as of December 17, 1998 (as amended on October 13, 2006), by and between John H. Harland Company and Wells Fargo Bank, N.A., as rights agent (incorporated by reference to Harland’s Current Report on Form 8-K filed on December 20, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JOHN H. HARLAND COMPANY
(Registrant)

Date: December 22, 2006	By:	/s/ Philip A. Theodore
Philip A. Theodore
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1

Amendment No. 2 to Rights Agreement, dated as of December 19, 2006, to the Rights Agreement, dated as of December 17, 1998 (as amended on October 13, 2006), by and between John H. Harland Company and Wells Fargo Bank, N.A., as rights agent (incorporated by reference to Harland’s Current Report on Form 8-K filed on December 20, 2006).